EXHIBIT 99.1
March 5, 2014

USEC Inc. to Implement Financial Restructuring Plan

•	Files voluntary, prearranged plan of reorganization under Chapter 11

•	Plan supported by majority of noteholders and by preferred investors, Toshiba and B&W

•	Daily operations continue unaffected

•	Filing relates only to parent company

•	USEC to fully meet obligations to customers and suppliers as operations continue

•	USEC terminates Tax Benefit Preservation Plan

BETHESDA, Md. - USEC Inc. (NYSE: USU) announced today that it is implementing the agreement reached with a majority of the holders of its senior unsecured convertible notes that was announced in December 2013. This agreement sets forth the terms of a financial restructuring plan to strengthen the company’s balance sheet, enhance its ability to sponsor the American Centrifuge project and improve its long-term business opportunities. The company also announced today that it reached agreement with its preferred equity investors, Toshiba Corporation and The Babcock & Wilcox Company, to support the restructuring plan.
In order to implement the agreement, USEC today filed a voluntary petition and a plan of reorganization under Chapter 11of the bankruptcy code in the U.S. Bankruptcy Court for the District of Delaware. USEC anticipates receiving Court approval for its prearranged plan of reorganization and emerging from Chapter 11 in 90 to 120 days. None of USEC’s subsidiaries, including its primary operating subsidiary the United States Enrichment Corporation, have filed for bankruptcy protection.
The Company had positive cash flow from operations in 2013 and ended the year with a cash balance of $314 million. During the restructuring process, USEC’s subsidiary, the United States Enrichment Corporation, will provide debtor-in-possession (DIP) financing to USEC that will support continued operations. No third-party DIP financing will be required. After meeting its significant payables in the first quarter, the Company anticipates a cash balance of at least $60 million at March 31, 2014.
This filing has no impact on USEC’s daily operations, which includes the company’s efforts to deploy the American Centrifuge uranium enrichment technology and perform the research, development and demonstration program partially funded by the U.S. Department of Energy. As a non-debtor, United States Enrichment Corporation’s operations, which include the transition of the Paducah Gaseous Diffusion Plant back to the U.S. Department of Energy (DOE) and the sale of SWU from its inventory and purchases of Russian low enriched uranium, continue unaffected.
“By addressing the October 2014 maturity of the convertible notes, USEC will be able to pursue its ongoing business objectives with greater certainty,” said John K. Welch, USEC president and chief executive officer. “The restructuring will strengthen USEC’s balance sheet and enhance the company’s ability to sponsor the American Centrifuge project. Throughout this process our operations will continue. We will continue to make customer deliveries, execute the RD&D program and continue progress on transitioning the Paducah GDP.”

The plan of reorganization, which is supported by those holding approximately 65 percent of USEC’s debt, as well as Toshiba and Babcock & Wilcox, calls for replacing USEC’s $530 million debt and all of its preferred and common stock with a new debt issue totaling $240.4 million and new common stock. The new debt issue would mature in five years and can be extended for an additional five years subject to certain conditions. The noteholders would receive $200 million of the new debt and approximately 79 percent of the common stock, Toshiba and Babcock & Wilcox would each receive $20.19 million of the new debt and approximately 8 percent of the new common stock. Existing stockholders would receive 5 percent of the new common stock. USEC’s board of directors and management team are substantial holders of the common stock and their holdings will be treated exactly as all other common shareholders. In addition, any unvested or unexercised stock awards they hold will be forfeited under the plan.
USEC issued the original notes in 2007 at a time when the nuclear power industry was expected to grow significantly and the American Centrifuge Plant was expected to be completed and producing operating cash flow before the notes matured. In addition, USEC, Toshiba and Babcock & Wilcox entered into an agreement in 2010 for a phased preferred equity investment to strengthen the Company’s financial position for deployment of the American Centrifuge technology. The company’s deployment plans for the American Centrifuge Plant have been affected by delays in obtaining permanent financing for construction and by a global oversupply of nuclear fuel following a devastating tsunami in Japan that resulted in extensive damage to reactors at Fukushima in 2011. More than 50 nuclear power reactors in Japan and Germany were shut down. The resulting oversupply caused nuclear fuel prices to drop to their lowest levels in a decade, which has negatively affected the economics of deploying the American Centrifuge technology in the near term. Other factors that have affected the Company’s deployment plans include increases in the cost of several key commodities, and changes and additions to project scope and schedule.
The current USEC board of directors will oversee the restructuring process until the effective date of the plan when a new board would take its place. B&W and Toshiba each retain the right to representation on the board of directors.
The restructuring plan support agreements entered into by Toshiba and Babcock & Wilcox and other materials related to the filing can be found in an 8-K filed today with the Securities and Exchange Commission and is available in the Investors section of the company’s website, www.usec.com. In addition, documents related to the Chapter 11 filing are available at www.loganandco.com.
In connection with the bankruptcy filing, USEC’s board of directors also approved the termination of the company’s tax benefit preservation plan, which was originally scheduled to expire on September 29, 2014. The plan has been amended to accelerate the expiration date to March 4, 2014, effectively terminating the plan as of that date.
USEC expects to issue its fourth quarter 2013 earnings and its Annual Report on Form 10-K in late March. During the period its case is pending in Bankruptcy Court, USEC will not hold quarterly telephonic conference calls with investors.
USEC has informed and discussed the Chapter 11 filing with the New York Stock Exchange. The Company’s most recent quarterly update on its plan of compliance to meet the Exchange’s continued listing standards was accepted and the stock has traded since the Company’s December 16 announcement that it had reached a restructuring agreement. The NYSE will continue to monitor the Company under its continued listing standards throughout the Chapter 11 process.

USEC’s legal advisor for the restructuring is Latham & Watkins LLP, its financial advisor is Lazard, and its restructuring advisor is Alix Partners LLP. An ad hoc group of holders of USEC's senior convertible notes is advised by Akin Gump Strauss Hauer & Feld LLP and Houlihan Lokey.
USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.
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Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to the impact of and risks related to USEC Inc. commencing a “prearranged” case under Chapter 11 of the bankruptcy code including risks related to obtaining approval and confirmation of USEC Inc.’s plan of reorganization, the impact of any delay or inability in obtaining such confirmation, the impact of a potential de-listing of our common stock on the NYSE, the impact of our restructuring on the holders of our common stock, preferred stock and convertible notes; risks related to the ongoing transition of our business, including the impact of our ceasing enrichment at the Paducah gaseous diffusion plant and uncertainty regarding our ability to deploy the American Centrifuge project; uncertainty regarding funding for the American Centrifuge project after April 15, 2014 the date for completion of the current period of funding for the research, development and demonstration (“RD&D”) program and the potential for a demobilization or termination of the American Centrifuge project if additional government funding is not in place at the end of the current funding for the RD&D program; risks related to the underfunding of our defined benefit pension plans and potential actions the Pension Benefit Guarantee Corporation could pursue in connection with ceasing enrichment at the gaseous diffusion plants or with any demobilization or termination of the American Centrifuge project; the impact of uncertainty regarding our ability to continue as a going concern on our liquidity and prospects; our ability to reach an agreement with the U.S. Department of Energy (“DOE”) regarding the transition of the Paducah gaseous diffusion plant and uncertainties regarding the transition costs and other impacts of USEC ceasing enrichment at the Paducah gaseous diffusion plant and returning the plant to DOE; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low enriched uranium (“LEU”); the impact of enrichment market conditions, increased project costs and other factors on the economic viability of the American Centrifuge project without additional government support and on our ability to finance the project and the potential for a demobilization or termination of the project; uncertainty concerning the ultimate success of our efforts to obtain a loan guarantee from DOE and/or other financing for the American Centrifuge project or additional government support for the project and the timing and terms thereof; the dependency of government funding or other government support for the American Centrifuge project on Congressional appropriations or on actions by DOE or Congress; limitations on our ability to provide any required cost sharing under the RD&D program; uncertainty concerning our ability through the RD&D program to demonstrate the technical and financial readiness of the centrifuge technology for commercialization; potential changes in our anticipated ownership of or role in the American Centrifuge project, including as a result of the need to raise additional capital to finance the project; the impact of actions we have taken or may take to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, and impacts to cost and schedule; the potential for DOE to seek to terminate or exercise its remedies under the RD&D cooperative agreement or June 2002 DOE-USEC agreement; changes in U.S. government priorities and the availability of government funding or support, including loan guarantees; risks related to our ability to manage our liquidity without a credit facility; our dependence on deliveries of LEU from Russia under a commercial supply agreement (the “Russian Supply Agreement”) with a Russian government entity known as Techsnabexport (“TENEX”) and limitations on our ability to import the Russian LEU we buy under the Russian Supply Agreement into the United States and other countries; risks related to actions taken by either the U.S. Government or the Russian Government that could affect our ability or the ability of Tenex to perform the Russian Supply Agreement, including the imposition of sanctions, restrictions or other requirements; risks related to our ability to sell our fixed purchase obligations under the Russian Supply Agreement; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our agreements with the U.S. government; risks related to delays in payment for our contract services work performed for DOE, including our ability to resolve certified claims for payment filed by USEC under the Contracts Dispute Act; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; the timing of recognition of previously deferred revenue; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.

Contacts:
Investors: Steven Wingfield (301) 564-3354
Media: Paul Jacobson (301) 564-3399